Exhibit 99.1
     FOR IMMEDIATE RELEASE
COMARCO REPORTS POSITIVE GROSS PROFIT AND 100%
INCREASE IN YEAR-OVER-YEAR SECOND QUARTER REVENUE
LAKE FOREST, Calif., September 10, 2009 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of innovative mobile power solutions through its ChargeSource® line of multi-function universal mobile power products, today announced its financial results for the second quarter of fiscal 2010 ended July 31, 2009.
Revenue for the second quarter of fiscal 2010 was $7.6 million compared with $3.2 million for the second quarter of fiscal 2009. Sequentially, revenue for the second quarter increased $5.6 million from $2.0 million in the first quarter of fiscal 2010. The gross profit in the second quarter of fiscal 2010 was $1.9 million compared with a gross loss of $179,000 in the second quarter of fiscal 2009, and a gross loss of $314,000 in the first quarter of fiscal 2010. The Company reported a net loss of $0.7 million, or $(0.09) per share, for the second quarter of fiscal 2010 compared with a net loss of $1.6 million, or $(0.23) per share, for the second quarter of the prior fiscal year. The Company’s net loss decreased $2.1 million on a sequential basis from $2.8 million, or $(0.39) per share, during the first quarter of fiscal 2010.
“Our second quarter results were largely driven by sales from initial shipments of our ChargeSource® power adapters to Targus,” said Sam Inman, President and Chief Executive Officer of Comarco. “We are especially pleased with the significant improvement in our gross profit to $1.9 million compared with gross losses in the comparable period a year ago and in the first quarter of fiscal 2010. We are optimistic that the second quarter represents the beginning of our sales momentum as we anticipate that we will begin shipping our next-generation, “slim and light” power adapters to both Lenovo and Targus over the next few quarters. In addition, we have begun development efforts on the 90 watt DC adapter for Dell, which we previously announced, and currently anticipate getting this new product to the marketplace early next year.”
“With anticipated continued enhancements to the gross profit from the cost-optimized “slim and light” design and an expense structure that can support additional growth, we believe Comarco is positioned to produce improved bottom-line results,” concluded Mr. Inman.
The Company had $11.5 million in cash at July 31, 2009 and had borrowings against its credit facility of $1.0 million.
For the six months ended July 31, 2009, revenue totaled $9.6 million compared with $7.0 million for the same period of the prior fiscal year. The gross profit was $1.6 million for the first six months of fiscal 2010 compared with a gross loss of $187,000 in the comparable period a year ago. The net loss for the six months ended July 31, 2009 was $3.5 million, or $(0.48) per share, compared with a net loss of $3.3 million, or $(0.45) per share, in the comparable period for the prior year.
25541 Commercentre Drive Lake Forest, CA 92630       Office: (949) 599-7400       Fax: (949) 599-1415

Forward-Looking Information
This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, but not limited to, statements regarding the expected introduction of new products, anticipated future shipments of products, anticipated enhancements to gross profit, anticipated future expense levels, and anticipated revenue growth. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. Many important factors may cause the Company’s results to differ materially from those discussed in any such forward-looking statements, including, among others: the fact that the Company has a history of losses and may continue to incur losses in the future; the fact that the Company did not generate a positive gross profit on the sale of ChargeSource® products until the second quarter of fiscal 2010 and many factors, including factors outside the Company’s control, will influence the Company’s ability to generate positive gross margins in the future; demand for the Company’s products and the difficulty of accurately estimating demand; quarterly and seasonal fluctuations in revenue and other operating results; the Company’s reliance on a limited number of customers for a significant portion of its revenue; the Company’s reliance on a limited number of contract manufacturers and suppliers and the fact that any delays or disruptions in their production of the Company’s products or in their ability to meet the required specifications for the Company’s products would adversely impact the Company’s results and financial condition; increased competition; the Company’s ability to develop and introduce new products timely and successfully; the risk of third parties infringing the Company’s intellectual property; the impact of general economic, political, and market conditions; any failure to accurately forecast customer demand and the risk that customers may cancel their orders, change production quantities or delay production; the fact that the Company’s products are complex and have short life cycles and the average selling prices of the products will likely decrease over their sales cycles; and the costs and expenses that the Company may incur as a result of arbitration, litigation or other adverse proceedings. Further information on potential factors that could affect financial results are included in risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including without limitation, the annual report on Form 10-K for the fiscal year ended January 31, 2009 and in any subsequently filed quarterly report on Form 10-Q.
Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, it cannot guarantee any anticipated future results, levels of activity, performance, or achievements will be realized in the timeframes anticipated or at all. Moreover, neither any other person nor the Company assumes responsibility for the accuracy and completeness of the forward-looking statements. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
Earnings Conference Call
Comarco will host a conference call to discuss the financial results for the fiscal second quarter ended July 31, 2009 and current corporate developments at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today, September 10, 2009. The dial-in number to access the conference call is (866) 225-8754 for domestic callers or (480) 629-9692 for international callers. A live Webcast will also be made available at www.comarco.com. A replay will be available approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 406-7325 for domestic callers or (303) 590-3030 for international callers, both using passcode 4150015#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.
25541 Commercentre Drive Lake Forest, CA 92630       Office: (949) 599-7400       Fax: (949) 599-1415

About Comarco
Based in Lake Forest, Calif., Comarco is a leading provider of universal mobile power products used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Sam Inman	Winston Hickman	Douglas Sherk/Jenifer Kirtland
President and CEO	VP and CFO	CEO/Senior Vice President
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7444	(949) 599-7446	(415) 896-6820
saminman@comarco.com	whickman@comarco.com	dsherk@evcgroup.com
25541 Commercentre Drive Lake Forest, CA 92630       Office: (949) 599-7400       Fax: (949) 599-1415

COMARCO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
Revenue	$7,580	$3,158	$9,602	$6,979
Cost of revenue	5,664	3,337	7,999	7,166

Gross profit (loss)	1,916	(179)	1,603	(187)

Selling, general and administrative expenses	1,597	2,193	3,283	5,695
Engineering and support expenses	972	761	1,842	1,377

	2,569	2,954	5,125	7,072

Operating loss	(653)	(3,133)	(3,522)	(7,259)
Other income, net	18	28	7	81

Loss from continuing operations before income taxes	(635)	(3,105)	(3,515)	(7,178)
Income tax benefit	—	571	—	1,518

Net loss from continuing operations	(635)	(2,534)	(3,515)	(5,660)
Income (loss) from discontinued operations, net of income taxes	(27)	885	12	2,354

Net loss	$(662)	$(1,649)	$(3,503)	$(3,306)

Basic and diluted income (loss) per share:
Net loss from continuing operations	$(0.09)	$(0.35)	$(0.48)	$(0.77)
Net income from discontinued operations	—	0.12	—	0.32

	$(0.09)	$(0.23)	$(0.48)	$(0.45)

Weighted average common shares outstanding:
Basic	7,327	7,327	7,327	7,327

Diluted	7,327	7,327	7,327	7,327

Common shares outstanding	7,327	7,327	7,327	7,327

25541 Commercentre Drive Lake Forest, CA 92630     Office: (949) 599-7400     Fax: (949) 599-1415

COMARCO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31,	January 31,
	2009	2009 (A)
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$11,509	$14,144
Accounts receivable, net	7,630	3,974
Inventory, net	590	1,232
Other current assets	382	862

Total current assets	20,111	20,212
Property and equipment, net	1,115	1,279
Restricted cash	—	77

	$21,226	$21,568

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$4,422	$1,501
Accrued liabilities	2,346	3,178
Line of credit	1,000	—

Total current liabilities	7,768	4,679
Tax liability: FIN 48	86	86
Deferred rent	124	182
Total liabilities	7,978	4,947

Stockholders’ equity	13,248	16,621
	$21,226	$21,568

(A)	Derived from the audited consolidated financial statements as of January 31, 2009.
25541 Commercentre Drive Lake Forest, CA 92630      Office: (949) 599-7400     Fax: (949) 599-1415